Exhibit 10.20

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (“Agreement”) is entered into as of September 18th, 2013 (“Effective Date”) by and between ViewRay Incorporated, a Delaware corporation (“ViewRay”), and Japan Superconductor Technology, Inc., a corporation organized under the laws of Japan (“Jastec”). ViewRay and Jastec may each be referred to hereafter as a “party” or collectively as the “parties.”

Background

ViewRay possesses valuable knowledge, expertise, intellectual properties and resources with regard to high performance radiation oncology devices. Jastec possesses valuable knowledge, expertise, intellectual properties and resources with regard to the fabrication of superconducting magnets for imaging applications.

ViewRay wishes to engage Jastec manufacture and supply it with a superconducting magnet that meets certain agreed technical specifications for incorporation into ViewRay’s MRI-guided radiation therapy system. Jastec is willing to manufacture and supply ViewRay quantities of such magnets.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition only, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Applicable Laws” means all applicable laws, statutes, regulations and ordinances.

“ATP” means the manufacturing acceptance testing procedures developed by Jastec during the Program as approved by ViewRay. The ATP shall be based upon the acceptance testing procedures used by ViewRay and [***] for the current magnet that are included in the TDP (defined below). Following such approval, the ATP will be attached to this Agreement as Attachment 3.

“Business Day” means any day other than a Saturday or Sunday that is not a national holiday in the United States or Japan.

“Commercially Reasonable Efforts” means with respect to any objective by either party, commercially reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances.

“Confidential Information” means any proprietary or confidential information (including but not limited to all ViewRay Intellectual Property and all Jastec Intellectual Property) disclosed by either party to the other party (a) pursuant to this Agreement; or (b) pursuant to the Nondisclosure Agreement between the parties dated February 5th, 2013; in each case provided the information in question is marked as confidential or proprietary, or, if disclosed orally or visually, identified as confidential or proprietary at the time of disclosure and confirmed as such in a written summary delivered to the receiving party within a reasonable time thereafter, and except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party’s prior written records, before receipt thereof; (ii) is disclosed to the receiving party by a third Person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the public domain through no fault of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by the receiving party’s written records, without access to such information.

“FCA” means “Free Carrier (named place)”, as that expression is defined in Incoterms 2000, ICC Publishing S.A.

“Intellectual Property Right(s)” means all rights in (1) U.S. and foreign utility and/or design patents, patent applications, and utility models; (2) patents issuing on the patent applications described in clause (1); (3) continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions of the patents or applications described in clauses (1)-(2); (4) inventions, invention disclosures and improvements, whether or not patentable; (5) works of authorship, whether or not protectable by copyright, all copyrights to such works, including all copyright registrations and applications and all renewals and extensions thereof; (6) rights in industrial designs, and (7) Confidential Information, trade secrets, know-how, processes, algorithms, proprietary databases, and other proprietary information, and all tangible and intangible embodiments thereof.

“Jastec Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or fixed in a tangible medium of expression solely by employees or consultants of Jastec at any time prior to the Effective Date or after the Effective Date if such Intellectual Property Rights are not based upon or related to the performance of the Program. The term Jastec Intellectual Property, however, does not include any know-how, processes, information and data not otherwise protected by patent, copyright, or other registrations, which is, as of the Effective Date or later becomes, generally available to the public through no breach by ViewRay of its obligations under this Agreement.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

“Product” means the split coil, superconducting magnet that can be incorporated in the MRI subsystem of the ViewRay MRI guided radiation therapy system that will be manufactured by Jastec for ViewRay in accordance with this Agreement. The Product will be based upon the Specifications.

“Program” means the manufacturing program for the initial unit of Product described in Attachment 1.

“Program Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, created, discovered, developed, generated, made or reduced to practice or fixed in a tangible medium of expression as part of or based upon or related to activities undertaken as part of a Program whether: (a) solely by one or more employees or agents of Jastec; (b) solely by one or more employees or agents of ViewRay; or (c) jointly by one or more employees or agents of Jastec and one or more employees or agents of ViewRay.

“Spare Parts” means spare parts or components for the Products.

“Specifications” or “Product Specifications” means the specifications for the Product set forth in technical specification document TS1554C attached as part of Attachment 1, as they may be amended by the parties in accordance with Section 2.4.

“TDP” or “Technical Data Package” means the technical data package for the split coil, superconducting magnet that is currently being manufactured for ViewRay by [***] for use in the ViewRay MRI Guided Radiation Therapy System. The TDP includes, detailed mechanical drawings, assembly drawings, component specification drawings, bill of materials, electrical schematics, assembly drawings, specifications relating to all of the foregoing (including the Specifications), and the acceptance test procedures used by ViewRay and [***] for such magnet.

“ViewRay Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or fixed in a tangible medium of expression solely by employees or consultants of ViewRay at any time prior to the Effective Date or after the Effective Date if such Intellectual Property Rights are not based upon or related to the performance of the Program. The term ViewRay Intellectual Property, however, does not include any know-how, processes, information and data not otherwise protected by patent, copyright, or other registrations, which is, as of the Effective Date or later becomes, generally available to the public through no breach by Jastec of its obligations under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2 Other Defined Terms. The following terms shall have the meanings set forth in the Section appearing opposite such term:

“Acceptance”	Section 2.3
“AER”	Section 4.4
“[***]”	Section 2.1
“Agreement”	Recitals
“Applicable Standards”	Section 4.1
“Bankruptcy Code”	Section 5.1
“Change Control Document”	Section 2.4
“Deliverable”	Section 2.3
“disadvantaged party”	Section 10.14
“Effective Date”	Recitals
“FDA”	Section 4.1
“Force Majeure”	Section 10.14
“Forecast”	Section 3.2
“Indemnifying Party”	Section 8.4
“Initial Term”	Section 9.1
“Jastec”	Recitals
“Jastec Indemnified Party(ies)”	Section 8.3
“Losses”	Section 8.2
“MDR”	Section 4.4
“Purchase Order”	Section 3.3
“Reference Exchange Rate”	Section 3.5
“Regulatory Authority”	Section 4.1
“Renewal Term”	Section 9.1
“RMA”	Section 3.7
“Rules”	Section 10.2
“SOPs”	Section 4.4
“TDP Update”	Section 3.10
“Term”	Section 9.1
“ViewRay”	Recitals
“ViewRay Indemnified Party(ies)”	Section 8.2.

2. PROGRAM FOR INITIAL UNIT

2.1 Manufacture of Initial Units of Product. (a) The Program is directed toward the manufacture of a Product that conforms to the Specifications (including the documents referenced therein). It is understood and agreed that Jastec will use its Commercially Reasonable Efforts to complete the Program and deliver a unit of Product that conforms to the Specifications on or before July 1, 2014. The Specifications are for the Product that is currently being manufactured and supplied to ViewRay by [***] (“[***]”).

(b) ViewRay shall provide Jastec with the Technical Data Package for the Product as currently manufactured for ViewRay by [***]. Within fourteen (14) days after Jastec such Technical Data Package from ViewRay, Jastec will notify ViewRay whether or not Jastec is able to produce the Product in accordance with the terms of this Agreement (including the attachments). If Jastec notifies ViewRay that it is unable to produce the Product then either party may terminate this Agreement with notice to the other party delivered within two (2) Business Days after Jastec notifies ViewRay that it is unable to produce the Product.

(c) ViewRay shall also provide Jastec with access to the ViewRay customer site where the installation and commissioning of the next ViewRay system embodying a Product supplied by [***] in order to permit Jastec technical personnel to familiarize themselves with the procedures followed with respect to installation and commissioning of the Product in the field.

(d) ViewRay shall also seek to provide Jastec with access to the [***] facility in [***] to permit Jastec to observe certain production steps for the Product as manufactured by [***], provided that it is expressly understood that ViewRay cannot cause [***] to provide such access and in the event and to the extent that access is not provided, ViewRay and Jastec shall use Commercially Reasonable Efforts to engage appropriate [***] technical personnel (current or former) to provide consulting services to Jastec with respect to these production practices.

(e) Each party shall provide such technical assistance as is reasonably requested by the other party and is also reasonably necessary for the timely and complete performance of the Program responsibilities of such other party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2 Progress Reports. (a) ViewRay and Jastec shall periodically meet, in person or by telephone or videoconference at such times and places as are mutually agreed upon, for Jastec to provide ViewRay with an update on the status of the progress of the Program.

(b) While Jastec will make recommendations with respect to the design and manufacture of the Product, ViewRay shall exercise a broad general power of supervision over the Product design, with final approval of the design and development of the Product (including, but not limited to, the definitive TDP).

2.3 Deliverables. (a) Jastec will provide ViewRay with reasonable access at the Jastec facility during regular business hours to each deliverable due under Attachment 1 (each, a “Deliverable”) in accordance with the schedule in Attachment 1; provided that those Deliverables that can be reasonably provided to ViewRay electronically shall be delivered in that medium. After “delivery”, ViewRay shall inspect the Deliverable and test such Deliverable against the Specifications using the ATP. If ViewRay accepts the Deliverable, ViewRay shall acknowledge its acceptance (“Acceptance”) of the Deliverable in writing. If ViewRay rejects the Deliverable, ViewRay shall provide Jastec with notice of rejection, including a reasonably specific description of the failure alleged. The parties shall confer and agree upon a plan to resolve the nonconformity with the Specifications and a budget for such efforts and Jastec will use Commercially Reasonable Efforts to cure any such deficiencies as soon as possible and redeliver such Deliverable to ViewRay. ViewRay shall have ten (10) Business Days following its receipt of the redelivered Deliverable in which to accept or reject the Deliverable. The parties shall repeat the above process until the earlier of the date the Deliverable complies with the applicable Specifications or until ViewRay notifies Jastec that it is unwilling to continue to fund its portion of remediation costs with respect to a proposed remediation plan; provided that such notice shall not be delivered until after completion of the initial remediation plan for the Deliverable and shall not be delivered during the time period when Jastec is performing an approved remediation plan for such Deliverable.

(b) It is understood and agreed that the Deliverables need not be error-free to have achieved the requirements for ViewRay to make payment of the milestones specified in Attachment 2, but if any Deliverable delivery or redelivery contains errors that individually or in the aggregate adversely affect ViewRay’s ability to use such Deliverable in accordance with the Specifications or embodies defects in materials or workmanship, ViewRay may rightfully reject such Deliverable delivery or redelivery. Notwithstanding the foregoing, Acceptance will not relieve Jastec of its obligation to use Commercially Reasonable Efforts to fix all identified errors in a timely fashion.

(c) ViewRay will use Commercially Reasonable Efforts to test each Deliverable as quickly as practicable and in any event within thirty (30) days of delivery of such Deliverable.

2.4 Changes. (a) During the Program, either party may request amendments to Attachment 1 to effect changes in the Specifications or may request changes in the TDP. If either party wishes to make a change it shall notify the other party of the requested change specifying the change with sufficient details to enable the other party to evaluate it. The parties shall promptly confer regarding the proposed change and assess (i) the impact of the change on the schedule, (ii) the impact of such change on the cost for the Product, and (iii) the impact of such change on the technical risk of the Programs. The parties shall attempt to resolve any disagreement with respect to whether a proposed change should be undertaken or not but in the event of a disagreement with respect to whether or not to adopt and implement a proposed change ViewRay shall have the final decision except with respect to the cost of implementing such change, which must be mutually agreed in accordance with Section 2.6.

(b) The parties shall enter into a written change control document documenting any change adopted pursuant to this Section 2.4 including the technical details of such change, the expected impact of such change on the schedule and the budgeted costs for such change (a “Change Control Document”). Jastec shall not implement any proposed change without a Change Control Document. ViewRay shall be responsible for preparing each Change Control Document and Jastec shall enter into such Change Control Document promptly upon presentation by ViewRay.

2.5 Success Criteria. If the initial unit of Product conforms to the Specifications, then the provisions of Section 3 shall take effect. If the initial unit of Product does not conform to the Specifications or if ViewRay and Jastec determine during the course of the Program that the results of the Program are unsatisfactory; which determination shall be made with reference to the prospects for realizing Products that meet the Specifications then in each case they may mutually agree to terminate the Program under Section 9.2(d). If the parties do not agree with respect to termination of the Program pursuant to this Section 2.5, they shall resolve such dispute using the procedure specified in Section 10.2(a)-(b).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.6 Program Funding. Recognizing that (a) the manufacture of the initial unit of Product is a developmental activity (and that there are uncertainties attendant thereto) and (b) the initial three (3) units of Product will be ordered by ViewRay prior to the date that the initial unit of Product is completed in order to facilitate delivery of the second unit of Product by mid-October 2014 and the delivery of the third unit of Product by mid-November 2014, the price for the initial three (3) units of Product have been adjusted upwards based upon Jastec’s estimate as of the Effective Date of the costs for the performance of the Program. If, however, additional costs are necessary for the completion of Product unit 1, 2 or 3 based upon Jastec having an incomplete understanding of the manufacturing process for the Product prior to the completion of the Program with respect to the initial unit of Product, then the parties shall follow the procedure specified in Section 2.4 with respect to the additional costs required to complete Product unit 1, 2 or 3 and such additional costs shall be borne 50% each by the parties. The parties shall attempt to schedule the manufacture of each of the initial three units of Product in a manner that reduces the risk that the second and third units of Product are advanced to a production stage until the initial unit of Product has cleared that stage successfully.

3. PURCHASE OF PRODUCTS AND TERMS OF SALE

3.1 Supply. If the initial unit of Product conforms to the Specifications then ViewRay may place Purchase Orders for Products or Spare Parts from time to time during the Term at prices specified in Section 3.5.

3.2 Purchase Forecasts. ViewRay will deliver to Jastec a non-binding twenty four (24) month rolling forecast (the “Forecast”). The Forecast will cover the 24 months commencing with and including the calendar month in which the first delivery of Products is to occur. After delivery of the initial Forecast, the Forecast will be updated on a quarterly basis.

3.3 Product Orders. (a) ViewRay will submit to Jastec firm written purchase orders (each a “Purchase Order”) for the purchase of Products at least ten (10) months prior to the specified delivery date of the ordered Products for units of Product after unit 6 and at least twelve (12) months prior to the specified delivery date of the ordered Products for the initial 6 units of Product. Each Purchase Order will specify the quantity or, if more than one shipment is requested, quantities of Products ordered, the requested delivery date or dates, and ship-to locations. Orders will be placed by ViewRay to Jastec by email or facsimile, or by other means agreed upon by the parties, to an address provided by Jastec, which will initially be, [***]. In the case of conflict between the provisions of this Agreement and either the standard printed terms of any Purchase Order or the standard printed terms of sale of Jastec, the provisions of this Agreement will control.

(b) ViewRay may delay shipment for up to six (6) months with notice to Jastec delivered at least thirty (30) days prior to the scheduled delivery date. ViewRay may cancel Purchase Orders with notice of cancellation delivered at least thirty (30) days prior to the scheduled delivery date; provided that ViewRay reimburses Jastec for the materials purchased within the established materials lead time and for the labor costs incurred within the established labor lead time in respect of such cancelled Purchase Order and provided further that no reimbursement shall be due Jastec if ViewRay continues to submit Purchase Orders to Jastec for Products.

3.4 Obligation to Supply. (a) Jastec will acknowledge all Purchase Orders within five (5) Business Days following receipt of same and will accept and fill each order for Product submitted by ViewRay within ten (10) months following the date such Purchase Order is received for units of Product after unit 6 and within twelve (12) months following the date such Purchase Order is received for the initial 6 units of Product, including orders that exceed the Forecast for any month by up to fifty percent (50%) of the amount in the Supply Forecast for such month delivered ten (10) months prior to such month with respect to orders for Product after unit 6 and twelve (12) months prior to such month with respect to orders for the initial 6 units of Product. Jastec will not be in breach of this Section 3.4 if Jastec’s failure to supply Products is due to a Force Majeure event or if Jastec’s failure is limited to quantities in excess of the quantities specified in this Section 3.4.

(b) Each party will promptly notify the other party of any circumstances that it believes may be of importance as to Jastec’s ability to meet ViewRay’s needs for the Products in a timely manner. If the Forecasts indicate that ViewRay’s need for the Products will exceed Jastec’s existing capacity to supply the Products, the parties will determine in good faith whether Jastec successfully can expand its production capacity so as to meet ViewRay’s needs in a timely manner.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Jastec will use Commercially Reasonable Efforts to meet all committed delivery dates for Product and to achieve better than ninety five percent (95%) on-time delivery performance. For purposes of this Section 3.4(c) Product delivery shall be on-time if the delivery is made by: (i) the committed delivery date specified in Section 3.3(a) or up to thirty (30) days earlier than the committed delivery date specified in Section 3.3(a) for the initial 4 units of Product; and (ii) the committed delivery date specified in Section 3.3(a) or up to fourteen (14) days earlier than the committed delivery date specified in Section 3.3(a) for all subsequent units of Product. Commencing with the delivery of Product unit 5 a Product delivery shall be deemed late if it is delivered more than thirty (30) days after the committed delivery date specified in Section 3.3(a), and there shall be a price reduction on such late deliveries equal to two percent (2%) of the purchase price of the units of Product that are delivered late. Jastec shall reflect such price reduction, if possible, in its invoice to ViewRay for the applicable Product units. In the event Jastec is unable to reflect such price reduction in such invoice, ViewRay shall be entitled to deduct the amount of the price reduction from any invoice due to Jastec, including the invoice submitted by ViewRay for the applicable Product units. Delivery of a partially completed Product, or a Product that does not conform to the Specifications, shall be counted as a late delivery. If ViewRay requests Jastec to deliver a unit of Product with a lead-time shorter than specified in Section 3.3(a), and Jastec agrees to said earlier delivery date, then no price reduction shall apply to such unit of Product under this Section 3.4(c) until the late period extends beyond the lead-time specified in Section 3.3(a).

3.5 Pricing. (a) ViewRay shall pay Jastec the prices set forth in Attachment 2 for the Products, Spare Parts and installation and support services provided by Jastec to ViewRay pursuant to this this Agreement. ViewRay acknowledges that Jastec has not received the TDP from [***] and that accordingly certain materials costs and other design considerations are unknown by Jastec. The pricing set forth in Attachment 2 is acknowledged as a best estimate, but will be confirmed by Jastec within thirty (30) days of Jastec’s receipt of the TDP. ViewRay has provided an estimated purchase price of direct materials for the Bill of Materials used in the existing magnet supplied ViewRay by [***] in the amount of $[***] (including [***] costs for Product testing at the Jastec facility but excluding [***] costs at the ViewRay customer site) for purposes of Jastec preparing their Product pricing specified in Attachment 2. If the actual purchase price for the direct materials for the Bill of Materials exceeds $[***] based upon Jastec’s review of the [***] TDP, then the Product pricing set forth in Attachment 2 shall be adjusted so that the pricing provides Jastec with [***]% overhead on materials and a [***]% profit margin on the Product.

(b) All payments will be made by wire transfer. Jastec will invoice ViewRay and ViewRay shall pay Jastec in installments as set forth in Attachment 2.

(c) If ViewRay fails to make any payment due to Jastec under this Agreement by the due date for payment, then, without limiting Jastec’s remedies under Section 1 0.2, the overdue amount shall accrue interest at the rate of 1.5% per annum above LIBOR (as published as of the closing of markets on the due date) from the due date until the date of actual payment of the overdue amount. This Section 3.5(c) shall not apply to payments that ViewRay contests in good faith using the procedures in Section 10.2 during the pendency of such dispute; provided that in the event ViewRay does not prevail in such dispute then interest shall accrue from the date payment was due until the date ViewRay makes payment and such payment shall when made shall be accompanied by all interest so accrued.

(d) All payments shall be stated and paid in U.S. Dollars. If the exchange rate for purchasing Japanese Yen with U.S. Dollars as stated in the Wall Street Journal, New York edition increases or decreases by more than ten percent (10%) from the rate of I U.S. Dollar to 100 Japanese Yen (the “Reference Exchange Rate”) on the date ViewRay places a Purchase Order for Product, then the parties shall adjust the prices set forth in Attachment 2 to reflect such increase or decrease, as applicable; so that the adjustment is shared equally (50% each) by ViewRay and Jastec. Such revised price shall become the new Reference Exchange Rate, for purposes of calculating future increases or decreases of more than ten percent (10%), shall be set at that of the then-prevailing exchange rate.

(e) Jastec acknowledges that ViewRay must continually reduce the price of the ViewRay system to increase the sales of such system and that this requires that Jastec and ViewRay develop cost reduction strategies for the Product. Within ninety (90) days following the Effective Date and at least quarterly thereafter, Jastec and ViewRay will confer to identify and implement cost reductions. Specific cost reduction projects mutually agreed will be effective immediately upon implementation into the manufacturing process and will be reviewed periodically and mutually agreed to by ViewRay and Jastec. Cost reductions developed and proposed by ViewRay shall reduce the price of the Product by an amount equal to the actual reduction in the cost of goods for the Product including an amount representing the materials overhead allocable to such cost of goods reduction and the profit margin allocable to such cost of goods reduction). Cost reductions developed and proposed by Jastec and cost reductions developed and proposed jointly by the parties shall reduce the price of the Product [***] for the Product and [***] representing [***]. If a cost reduction opportunity requires a capital investment, Jastec and ViewRay will [***]. The parties shall follow the procedure specified in Section 2.4 with respect to reviewing and approving changes pursuant to this Section 3.5.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.6 Shipping. Jastec shall arrange for shipment and invoicing to ViewRay of the Products ordered by ViewRay via common carrier, FCA Jastec’s Kobe facility. Unless otherwise stated in the applicable Purchase Order, Jastec will be exporter of record and ViewRay will be importer of record for shipments requiring export from the United States. Jastec will provide itemized invoicing for any additional logistics services as agreed between the parties.

3.7 Acceptance; Defective Product. (a) Jastec shall perform all in-process and finished Product tests required by the Product Specifications and the TDP, including the factory acceptance test detailed in the ATP (when available), and any additional quality control tests as mutually agreed from time-to-time. All such tests and test results shall be performed, documented and summarized by Jastec in accordance with the Product Specifications. Jastec shall promptly notify ViewRay of any out-of-specification test results for either in-process or finished Product. Each shipment of Product from Jastec to ViewRay shall contain such quality control certificates as are necessary to show that the Product is in conformity with the Product Specifications. Upon installation of the Product by ViewRay at the ViewRay customer site, ViewRay shall test the Product against the Product Specifications and notify Jastec whether or not the Product conforms to the Product Specifications.

(b) Jastec will at its own expense and at no further cost to ViewRay repair or replace Products that do not conform to the applicable warranties specified in Section 7.2 during the applicable warranty period specified therein using the procedure specified in this Section 3.7. ViewRay will notify Jastec in writing of any alleged defect of Product and based upon the nature of the alleged defect, will either request a Return Material Authorization (“RMA”) number from Jastec or request that Jastec dispatch service personnel to inspect the applicable Product in the field. If ViewRay requests that Jastec dispatch service personnel, Jastec shall dispatch such service personnel within two (2) days. If ViewRay requests a RMA number then Jastec shall within twenty-four hours issue an RMA number and will promptly coordinate with ViewRay to arrange for the removal of such Product from its installed site and return of such Product to Jastec. Jastec will pay the cost of all shipping, rigging, installation, commissioning and cryogens required for removal and replacement of such Product. Jastec will use Commercially Reasonable Efforts to deliver repaired or replacement Product to the ViewRay customer facility freight prepaid and properly insured with earliest delivery that can be obtained. In the event that Jastec reasonably determines that any allegedly nonconforming Product is in fact not defective (including Product that has been modified, misused, abused or the subject of unauthorized repair by a party other than ViewRay), Jastec will notify ViewRay in writing and ViewRay will reimburse Jastec for all reasonable costs and expenses related to the inspection, the cost of the replacement Product (if any), and the cost of the return of such Product to ViewRay (if applicable). If ViewRay disputes Jastec’s determination that a Product is not defective, the dispute will be discussed and resolved using the procedure provided in Section 10.2.

3.8 Jastec Product Support. ViewRay will provide ViewRay service and support to its customers for the ViewRay system incorporating the Product. During the Term, Jastec will (a) provide on-site support for ViewRay’s installation for the initial [***] units of Product and (b) upon ViewRay’s request provide telephonic, email and (if requested by ViewRay) on-site engineering support services to ViewRay (and not to ViewRay customers) for Products that are the subject of failures in the field. The pricing for such support services are set forth in Attachment 2.

3.9 Spare Parts. Jastec will inventory a mutually agreed list of spare parts for the Product in sufficient quantities and at appropriate locations to permit ViewRay to deliver front line support to the ViewRay customers at a 98% availability rate and within 4 hours of notification of a failure of the Product. Jastec will enter into appropriate agreements with key OEM suppliers where possible to develop repair/refurbish programs for applicable high value parts, modules or field replaceable assemblies for Product. In order to maximize service levels to the customer and minimize inventory levels cycle times of processes such as repair and return of material need to be as low as possible.

3.10 Corrective Action Plan. (a) If Jastec fails to supply Product ordered by ViewRay in accordance with Section 3.3, then Jastec shall within [***] of said failure present ViewRay with a plan to remedy the problem and shall use Commercially Reasonable Efforts to execute such plan and remedy the problem. If Jastec is unable to remedy the problem within [***] after its initial failure to supply, then Jastec shall consult with ViewRay and the parties shall work together to remedy the problem. If Jastec is unable to remedy the supply problem after an aggregate period of [***] (or longer as agreed in writing by the parties), commencing with the date upon which such failure to supply began, then ViewRay may at its option, and upon notice to Jastec, terminate this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) If ViewRay notifies Jastec that ViewRay will terminate this Agreement in accordance with Section 3.10(a), then Jastec shall (i) cooperate with ViewRay to cause the release of the then most recent TDP, including any changes to the TDP from the then most recent update provided ViewRay pursuant to Section 3.10(c)); and (ii) provide ViewRay or its designee, upon request, with reasonable assistance in establishing a manufacturing line. ViewRay shall pay Jastec’s reasonable travel and living expenses in providing such assistance. ViewRay shall require any third party ViewRay designates to manufacture Products to agree in writing to observe the terms of this Agreement relating to confidentiality and the use of Jastec Intellectual Property.

(c) Jastec shall deliver to ViewRay in accordance with Attachment 1 an updated TDP for the Product containing all information necessary or useful for ViewRay or its designee to manufacture Products conforming with the Specifications (and any enhancements, modifications, upgrades, corrections, and components to the Product developed during the term of this Agreement), including any detailed mechanical drawings, assembly drawings, component specification drawings, assembly drawings, electrical schematics, manufacturing instructions, testing equipment vendors (and detailed modification notes for any modifications made to such testing equipment for purposes of testing the Products) equipment settings, supply chain information, costed bills of materials, testing procedures, or other information as well as any manuals, programmers notes, and other materials needed to access and use such materials (collectively, the “TDP Update”). Jastec shall maintain the TDP Update and provide ViewRay on an annual basis with a written copy any changes in the TDP Update.

4. QUALITY ASSURANCE; SUPPORT

4.1 Manufacturing Practices; Testing. Jastec shall manufacture the Products in accordance with the Specifications. Jastec will install and maintain effective quality control systems, conduct quality assurance testing and keep comprehensive process control records conforming to (1) appropriate best practices, including the then applicable good manufacturing practices regulations of the U.S. Food and Drug Administration (“FDA”) under 21 C.F.R. Part 820 or comparable regulations of any other supra-national, regional, federal, state, or local regulatory agency or authority that has authority to grant registrations, authorizations, licenses and approvals necessary for the commercial manufacture, distribution, marketing, promotion, sale, use, importation, or exportation of the Products (each, including the FDA, a “Regulatory Authority”) that apply to the manufacture of the Product (“Applicable Standards”) including specifically ISO 9001 certification and ISO 13485 certification (which may be used in lieu of 21 C.F.R. Part 820); and (3) other requirements set forth herein. It is understood that Jastec does not currently hold ISO 13485 certification, but Jastec shall use Commercially Reasonable Efforts to obtain ISO 13485 certification.

4.2 Regulatory Clearances. ViewRay will have sole responsibility and authority for obtaining and maintaining regulatory clearance of the ViewRay system incorporating the Product (and all improvements or variations to such ViewRay system incorporating the Product developed during the term of this Agreement), including without limitation obtaining and maintaining approvals and clearances from the FDA and any other Regulatory Authority necessary for the ViewRay system incorporating the Product or the commercial distribution and sale of the ViewRay system incorporating the Product. All regulatory filings with the FDA or any other Regulatory Authority relating to the ViewRay system incorporating the Product will be made in the name of ViewRay or its designee and ViewRay will be responsible for maintaining the required records for such system.

4.3 Quality Assurance Inspections. (a) During regular business hours and upon reasonable advance notice and in a manner that does not disrupt or interfere with the business of Jastec, Jastec will permit ViewRay and its agents to inspect the facilities of Jastec, pertaining to the Products and provide access to Jastec’s manufacturing quality control documentation related to the Products to the extent necessary for, and for the purpose of assessing Jastec’s compliance with this Agreement. As a condition of provision to ViewRay agents of access to Jastec’s facilities and documentation, all information obtained by ViewRay agents as a result of such access will be Jastec Confidential Information for purposes of this Agreement. Jastec may require any agent of ViewRay seeking access to Jastec’s facilities under this Section 4.3(a), as a condition to such access, to execute a standard confidentiality agreement with Jastec under which such agent agrees to treat information disclosed during such inspection as the Confidential Information of Jastec under terms and conditions no less restrictive than the terms contained in Section 6.2.

(b) Jastec will allow representatives of the FDA or any other Regulatory Authority with jurisdiction over the manufacture, marketing, distribution and sale of the Products to tour and inspect the facilities utilized by Jastec in the manufacture of the Product, and will cooperate with such representatives in every reasonable manner. Jastec

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will promptly (within twenty four (24) hours) provide ViewRay notice of all inspections of Jastec’s facilities by inspectors of the FDA or any other Regulatory Authority reasonably related to its performance hereunder or the subject matter of this Agreement and will permit ViewRay to attend such inspections. Jastec will provide ViewRay with copies of any notices of adverse findings, regulatory letters or similar writings it receives from any Regulatory Authority setting forth adverse findings or non-compliance with Applicable Laws, regulations or standards relating to the Products supplied by Jastec hereunder within two (2) working days of its receipt thereof, and Jastec’s written response to such Regulatory Authority not later than the date of its submission thereof.

(c) If an inspection pursuant to Section 4.3 (a) reveals that the facilities used to manufacture Products do not satisfy the Applicable Standards in all material respects, then ViewRay will promptly provide to Jastec written notice of such fact, which notice will contain in reasonable detail the deficiencies found in the manufacturing facilities and, if practicable, those steps ViewRay believes Jastec should undertake in order to remedy such deficiencies. Jastec will remedy such deficiencies within a reasonable period of time after receipt of such written notice and provide evidence of this corrective action to ViewRay as requested.

(d) Jastec will maintain manufacturing quality documentation and will certify that Product was manufactured and tested in accordance with the Specifications and Applicable Standards. ViewRay may request copies of such certifications as part of the inspections permitted under Section 4.3(a).

(e) Jastec will comply with the Specifications and Applicable Standards in its manufacturing of the Products. Prior to shipping any Product, Jastec will carry out the Product tests specified in the applicable Specifications on each unit of Product. If a Product or any part of a Product fails to meet the Specifications, the Product will be repaired or replaced by Jastec as set forth in Section 7.3 and the relevant test will be repeated until such Product passes such test requirements. No Product will be shipped to ViewRay or its designee without passing all tests specified in the Specifications. Certification of conformance and/or test reports will be provided on request with each unit as evidence of compliance.

4.4 Recalls. (a) ViewRay will provide Jastec with ViewRay’s standard operating procedures (“SOPs”) as to recalls. If either party becomes aware of information about any Product indicating that it may not conform to the Specifications, it will promptly so notify the other party. The parties will promptly confer to discuss such circumstances and to consider appropriate courses of action, which courses of action will be consistent with the SOPs. ViewRay will have the right to initiate, and will bear all costs associated with, a recall, withdrawal, or field correction of the ViewRay system incorporating the Product for any reason; provided that ViewRay may proceed against Jastec pursuant to Section 7.3 if such recall, withdrawal, or field correction of the ViewRay system incorporating the Product is the direct result of (i) any breach by Jastec of its duties under the Agreement or (ii) Jastec’s negligence or willful misconduct.

(b) With respect to any recall, withdrawal, or field correction of a Product incorporated in a ViewRay system, ViewRay or its designee will be responsible for coordinating all of the necessary activities in connection with such recall, withdrawal, or field correction. ViewRay and Jastec will coordinate any statements to customers and the media, including, but not limited to, press releases and interviews for publication or broadcast and neither party will issue any such statements without consulting with the other and neither party shall identify the other party in any such statements without the other party’s written consent, not to be unreasonably withheld, except as required by a Regulatory Authority. The parties will reasonably cooperate with each other in the conduct of such activities and will perform any acts reasonably requested by the other party to facilitate the recall, withdrawal or field correction. Each party will keep the other party fully informed of progress and in relation to all material decisions or actions such party undertakes pursuant to this Section 4.4(b).

(c) Each party will promptly (within two (2) working days unless a shorter time period is required under Applicable Law) notify the other party in writing of any event or complaint that gives rise or could give rise to the need to file a Medical Device Report (an “MDR”) within the meaning of the Federal Food, Drug and Cosmetic Act of 1941, as amended or a similar report under the laws or regulations administered by any Regulatory Authority (collectively, an “AER”), with respect to any Product or the manufacture, distribution or use thereof in accordance with the MDR regulation, 21 C.P.R. Part 803 or similar regulations covering AER’s. Each such written notice will be Confidential Information under this Agreement. If, as a result of any corrective action or any final, non-appealable or non-appealed governmental or court action, an AER is required to be issued for any Product sold hereunder, ViewRay will bear the costs and expenses of and will be responsible for all corrective actions associated with such AER but may proceed against Jastec pursuant to Section 8.3 if such AER is the direct result of (i) any breach by Jastec of its duties under the Agreement or (ii) Jastec’s negligence or willful misconduct.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5. LICENSES; PROPRIETARY RIGHTS

5.1 Jastec Licenses. (a) Jastec hereby assigns and agrees to assign to ViewRay title to all Deliverables and other work product that results from Jastec’s performance of the Program, including any Program Intellectual Property Rights embodied in Deliverables or work product, whether such Program Intellectual Property Rights are owned solely by Jastec or jointly by Jastec and ViewRay. ViewRay’s title in such Deliverables and work product and Program Intellectual Property shall not include any Jastec Intellectual Property embodied in such Deliverables or work product. Title to all such Jastec Intellectual Property shall remain vested in Jastec and this Agreement does not convey to ViewRay any ownership rights in any portion of such Jastec Intellectual Property by implication, estoppel or otherwise. With respect to such Jastec Intellectual Property for which Jastec retains title, Jastec hereby grants and agrees to grant to ViewRay a non-exclusive, worldwide, perpetual, paid-up and royalty-free license, including the right to grant sublicenses, to use such Jastec Intellectual Property owned by Jastec to the extent necessary or useful for ViewRay to develop, make, have made, use, reproduce, prepare derivative works, modify, market, sell, distribute and import products and deliver services that embody or utilize the Products for medical applications. ViewRay will not use Jastec Intellectual Property for any other purpose, without Jastec’s prior written permission. For the avoidance of doubt, it is understood and agreed that the license to use Jastec Intellectual Property granted under this Section 5.1(a) includes the Jastec magnet shimming software and related documentation.

(b) The license granted under this Section 5.1 shall be treated as a license of rights to “intellectual property” (as defined in Section I 01 (56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code. The parties agree that ViewRay may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code provided, that it abides by the terms of this Agreement.

5.2 ViewRay Licenses. (a) ViewRay hereby grants and agrees to grant to Jastec, solely to provide the applicable services under this Agreement and to supply Products to ViewRay, a non-exclusive, paid-up and royalty-free license to use the ViewRay Intellectual Property and the Program Intellectual Property owned by ViewRay in connection with its performance of the Program and its supply of Products. Upon the expiration or termination of this Agreement, Jastec’s license shall terminate and be of no further force or effect.

(b) ViewRay hereby grants and agrees to grant to Jastec a non-exclusive, worldwide, perpetual, paid-up and royalty-free license, including the right to grant sublicenses, to use Program Intellectual Property with respect to which Jastec personnel are named as inventors that is assigned to ViewRay in accordance with Section 5.1 to the extent necessary or useful for Jastec to develop, make, have made, use, reproduce, prepare derivative works, modify, market, sell, distribute and import products for medical applications that are not competitive with the products sold by ViewRay.

5.3 Reservation of Rights. (a) This Agreement does not convey to ViewRay any ownership rights in any portion of any Jastec Intellectual Property by implication, estoppel or otherwise, but constitutes only a license to use the Jastec Intellectual Property as necessary to give effect to the license and in accordance with all of the terms of this Agreement. Title to the Jastec Intellectual Property shall at all times remain vested in Jastec. All rights in and to the Jastec Intellectual Property not expressly granted under this Agreement are reserved to and retained by Jastec.

(b) This Agreement does not convey to Jastec any ownership rights in any portion of the ViewRay Intellectual Property or the Program Intellectual Property owned by ViewRay by implication, estoppel or otherwise. Title to the ViewRay Intellectual Property and the Program Intellectual Property owned by ViewRay shall at all times remain vested in ViewRay. All rights in and to the ViewRay Intellectual Property and the Program Intellectual Property owned by ViewRay not expressly granted under this Agreement are reserved to and retained by ViewRay.

(c) Title to and any interest in Program Intellectual Property shall be the property of ViewRay and assigned to ViewRay in accordance with Section 5.1.

(d) For purposes of this Agreement, except as otherwise set forth in this Agreement, the determination of as to which party invented any invention will be made in accordance with the standards of inventorship and conception under title 35 of the U.S. Code and title 37 of the U.S. Code of Federal Regulations.

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6. CONFIDENTIALITY

6.1 Publicity. The terms of this Agreement (including its existence) shall be treated as the Confidential Information of both parties and neither party will issue any press release or make any other statement, written or oral, to the public, the press or otherwise, relating to this Agreement and the transactions contemplated by this Agreement that has not previously been approved in writing by the other party. Nothing in this Section 6.1 shall prohibit a party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however, the disclosing party shall use good faith efforts to notify and consult with the other party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent such treatment is available under applicable securities laws. Each party may provide a copy of this Agreement or disclose the terms of this Agreement: (a) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep the terms of this Agreement confidential, (b) to enforce its rights under this Agreement in a proceeding in accordance with Section 10.2, (c) to any legal or financial advisor of such party, or (d) to current/prospective investors provided such investors are subject to a confidentiality agreement that is consistent with the terms of Section 6.2 regarding protection of Confidential Information of the other party.

6.2 Confidentiality. (a) Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement. All Confidential Information of a disclosing party, will be received and held in confidence by the receiving party, subject to the provisions of this Agreement. Each party acknowledges that, except for the rights expressly granted under this Agreement, it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s).

(b) Each party will restrict disclosure of the other party’s Confidential Information to those of its employees and consultants to whom it is necessary or useful to disclose such Confidential Information in connection with the purposes permitted under this Agreement. Each party shall use reasonable efforts, including at least efforts commensurate with those employed by the party for the protection of its own Confidential Information, to protect the Confidential Information of the other party. For the avoidance of doubt, it is understood and agreed that Jastec may provide Confidential Information of ViewRay pursuant to this Section 6.2 to: (i) representatives of its parent company Kobe Steel as necessary or useful to obtain research and development support and (ii) third party component suppliers as necessary or useful to obtain components for the manufacture of the Product, provided such third party component suppliers are subject to a written confidentiality agreement containing terms consistent with the terms of this Section 6.2 with respect to the protection of the other party’s confidential information.

(c) Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information of the other party in response to a court order or other legal proceeding requesting disclosure of same; provided, the party that receives such order or process provides prompt notice to the disclosing party before making any disclosure (to the extent possible) and permits the disclosing party to oppose or narrow such request for disclosure and supports any of the disclosing party’s reasonable efforts to oppose such request (at disclosing party’s expense), and only to the extent necessary to comply with such request. Disclosure of Confidential Information pursuant to this Section 6.2(c) will not alter the character of that information as Confidential Information hereunder.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Authorization; Enforceability. Each of ViewRay and Jastec represents and warrants to the other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such party’s obligations under any other agreement; (c) it has duly executed and delivered this Agreement; and (d) it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement.

7.2 Products. (a) Jastec warrants to ViewRay that all Products supplied to ViewRay pursuant to this Agreement shall: (i) for a period of eighteen (18) months from the date of the Product is commissioned following installation and satisfaction of the installation acceptance tests contained in the ATP at the ViewRay customer site in accordance with Section 3.7, conform to the Specifications, (ii) be manufactured, labeled, packaged, stored and tested (while in the possession or control of Jastec) in accordance with the Specifications current as of the date of manufacture and the Applicable Laws and regulations in relation to the manufacture and testing of the Product (including all Applicable Standards), and (iii) be free of defects in materials or workmanship. This warranty does not apply to any non-conformity of the Products in the event and to the extent resulting from misuse, mishandling or storage in an improper environment in each case by any party other than Jastec or its agents.

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(b) Jastec warrants to ViewRay that all Products shall be delivered free and clear of all liens and encumbrances.

7.3 Remedy. In the event any Products purchased by ViewRay from Jastec fail to conform to the warranty set forth in Section 7.2 and Jastec receives written notice of such nonconformity during the applicable warranty period, Jastec shall, at Jastec’s option, repair or replace the Products using the procedures set forth in Section 3.7(b). ViewRay shall notify Jastec of any such nonconformity in accordance with Section 3.7(b). It is understood and agreed that the remedy set forth in this Section 7.3 shall be the sole and exclusive remedy for defects or non-conformances in a Product once its warranty period begins, excepting only a party’s remedies with respect to third party claims arising pursuant to Sections 8.2-8.3.

7.4 Disclaimer. (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTION 7.1 AND SECTION 7.2, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY MATTER WHATSOEVER, INCLUDING BUT NOT LIMITED TO, THE PRODUCTS.

(b) THE REPRESENTATIONS A:t\D WARRANTIES OF EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 8.2-8.3.

8. RISK ALLOCATION

8.1 Limitation of Liability. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6.2, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER THE PARTIES HAVE ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

8.2 Indemnification of ViewRay. Subject to the provisions of Section 8.4, Jastec will defend, indemnify, and hold harmless ViewRay and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, an “ViewRay Indemnified Party”) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys’ fees of ViewRay Indemnified Party(ies) and those that maybe asserted by a third party) or liability (collectively, “Losses”) arising from any third party claim or proceeding against the ViewRay Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on: (a) a third party assertion that the Products infringe any third party Intellectual Property Rights; or (b) a third party allegation of product liability or personal injury arising from or relating to a manufacturing defect of the Products. The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any ViewRay Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

8.3 Indemnification of Jastec. Subject to the provisions of Section 8.4, ViewRay will defend, indemnify, and hold harmless Jastec and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, an “Jastec Indemnified Party”) from and against any Losses arising from any third party claim or proceeding against the Jastec Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on: (a) any third party allegation of infringement of third party Intellectual Property Rights, where such claim is based upon the combination, operation or use of the Products with non-Jastec technology and products in a manner not explicitly contemplated by this Agreement, if such claim of infringement would have been avoided but for such combination, operation or use; or (b) any third party allegation of product liability or personal injury arising from or relating to the ViewRay products or services (other than due to the failure of a Product). The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any Jastec Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

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8.4 Procedure. To receive the benefit of indemnification under Section 8.2 or Section 8.3, the ViewRay Indemnified Party or Jastec Indemnified Party, as applicable, must: (a) promptly notify the party from whom indemnification is sought (each, an “Indemnifying Party”) of any claim or proceeding; provided, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefore.

8.5 Insurance. Each party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Section 8. Each party shall cause the other to be listed as an additional named insured on such policy(ies) and shall provide the other with written evidence of such insurance upon request. Each party shall provide the other with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other party hereunder. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such 15-day period, the other party shall have the right to terminate this Agreement effective at the end of such 15-day period without notice or any additional waiting periods.

9. TERM AND TERMINATION

9.1 Term. This Agreement shall take effect as of the Effective Date and shall remain in effect until the fifth anniversary of the Effective Date (the “Initial Term”), unless sooner terminated in accordance with Section 9.2. This Agreement shall automatically be renewed for successive two (2) year increments (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless (i) in the case of ViewRay as the terminating party, ViewRay requests in writing, at least one-year prior to the expiration of the then-current term, and (ii) in the case of Jastec as the terminating party, Jastec requests in writing, at least one-year prior to the expiration of the then-current term, that this Agreement not be so renewed.

9.2 Termination. (a) Either party may terminate this Agreement upon sixty (60) days written notice if the other party commits a material breach of this Agreement unless such breach is cured within the sixty (60) day notice period, or if such breach is not capable of being cured within sixty (60) days unless such party during such sixty (60) day period initiates actions reasonably expected to cure the breach and thereafter diligently proceeds to cure the breach.

(b) ViewRay may terminate this Agreement with notice to Jastec if a supply failure occurs and is not cured within the period specified in Section 3.10(a).

(c) The “disadvantaged party” (as defined in Section 10.14) shall have the right to terminate this Agreement upon thirty (30) days’ notice if a Force Majeure condition has prevented performance by the other party for more than sixty (60) consecutive days or an aggregate one hundred twenty (120) days in any 12-month period.

(d) If either party shall: (i) become bankrupt or insolvent; (ii) file for a petition thereof; (iii) make an assignment for the benefit of creditors; or (iv) have a receiver appointed for its assets, then the other party shall be entitled to terminate this Agreement immediately upon written notice to such party.

(e) Either party may terminate this Agreement with notice to the other party delivered within two (2) Business Days after Jastec delivers notice to ViewRay in accordance with Section 2.1(b) that it is not able to produce the Product.

(f) The parties may also terminate this Agreement at any time by mutual agreement.

9.3 Effect of Termination. (a) Upon termination (including expiration) of this Agreement for any reason each party shall return to the other party or certify in writing to the other party that it has destroyed all documents (including those stored on computer systems and networks) and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party; provided,

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that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder; and provided further that this Section 9.3(a) requires each party to (if it elects to destroy the other party’s Confidential Information to delete any Confidential Information residing on computer storage devices, but does not include deletion of archival backups copies which are automatically generated and cannot reasonably or practically be destroyed or returned,

(b) Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination. Either party’s liability for any uncontested charges, payments or expenses due to the other party that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.

(c) Upon termination or expiration of this Agreement for any reason, ViewRay will have the right to continue to sell all unsold Products that are in its possession or that are subject to an open ViewRay Purchase Order as of the effective date of such termination or expiration. In addition, upon termination or expiration of this Agreement for any reason, Jastec will continue to supply ViewRay with Products for a period of five (5) years after termination or expiration to wind-down the supply of Products for ViewRay from Jastec, provided that if termination was effected by Jastec as a result of ViewRay’s material breach of this Agreement then ViewRay will promptly pay all sums due Jastec under this Agreement as of the date of termination. The supply of Products by Jastec pursuant to this Section 9.3(c) shall be subject to the provisions of Sections 4-8.

(d) Upon any termination or expiration of this Agreement, at ViewRay’s request, Jastec will continue to provide ViewRay with support services in accordance with Section 3.8 and Spare Parts in accordance with Section 3.9 for Products that are installed at a ViewRay customer site or in ViewRay’s possession or that are subject to an open ViewRay Purchase Order as of the effective date of such termination or expiration or that ViewRay purchases pursuant to Section 9.3(c) for a period of at least ten (10) years from the date such units of Product are commissioned at the ViewRay customer site.

9.4 Survival. Sections 1, 2.6, 3.10, 4.1, 4.2, 4.3(b), 4.4, 5-8, 9.3 (and the Sections of this Agreement referenced therein), 9.4 10.1-10.4, and 10.6-10.13 shall survive any termination or expiration of this Agreement. For the avoidance of doubt, it is understood and agreed that termination by either party pursuant to Section 9 .2(e) shall not entitle either party to seek monetary damages from the other party and that the provisions of Section 9.3(c)-(d) shall not apply in case of a termination pursuant to Section 9.2(e).

10. GENERAL PROVISIONS.

10.1 Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of New York, to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or the transactions contemplated by this Agreement.

10.2 Dispute Resolution. (a) The parties will attempt to settle any claim or controversy arising out of this Agreement or the subject matter hereof through consultation and negotiation in good faith in a spirit of mutual cooperation. Such matters will be initially addressed by the Vice President of Manufacturing of ViewRay and the General Manager of Sales of Jastec, who shall use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed. If they fail to resolve the dispute within thirty (30) days after either party notifies the other of the dispute, then the matter will be escalated to the Chief Executive Officer of ViewRay and the Chief Executive Officer of Jastec, or their designees for resolution. They will use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed. If they fail to resolve the dispute within thirty (30) days after it is referred to them and do not mutually agree to extend the time for negotiation, then the dispute will be submitted to arbitration in accordance with the procedure set forth in Section 10.2(b).

(b) Except with respect to actions by either party seeking equitable or declaratory relief, any claim or controversy arising in whole or in part under or in connection with this Agreement or the subject matter hereof that is not resolved pursuant to Section 10.2(a) will be referred to and finally resolved by arbitration in accordance with the Rules of the International Chamber of Commerce (the “Rules”) as such Rules may be modified by this Agreement, by one arbitrator, who will be agreed upon by the parties. If the parties are unable to agree upon a single arbitrator within thirty (30) days following the date arbitration is demanded, three arbitrators will be used, one selected by

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

each party within ten (10) days after the conclusion of the 30-day period and a third selected by the first two within 10 days thereafter. Unless the parties agree otherwise, they will be limited in their discovery to directly relevant documents. Responses or objections to a document request will be served twenty (20) days after receipt of the request. The arbitrator(s) will resolve any discovery disputes. Either party may commence arbitration proceedings by notice to the other party. Unless otherwise agreed by the parties, all such arbitration proceedings will be held in [San Francisco, California]. All arbitration proceedings will be conducted in the English language and the arbitrator(s) will apply the law of New York. The arbitrator(s) will only have the authority to award actual money damages (with interest on unpaid amounts from the date due) and, except with respect to a breach or nonperformance of any provision of this Agreement relating to Confidential Information, the arbitrator(s) will not have the authority to award indirect, incidental, consequential, exemplary, special or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitrator(s) also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator(s) shall be the sole and exclusive remedy of the parties. The arbitration will be of each party’s individual claims only, and no claim of any other party will be subject to arbitration in such proceeding. The parties will share the costs and expenses of the arbitration, but not the costs and expenses of the parties, equally. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the arbitrator(s) will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute. Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the parties or any of their respective assets. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein.

(c) Nothing in this Section 10.2 will prevent a party from resorting to judicial proceedings if: (i) interim relief from a court is necessary to prevent serious and irreparable injury to such party; or (ii) litigation is required to be filed prior to the running of the applicable statute of limitations. The use of any alternative dispute resolution procedure will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party.

10.3 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

10.4 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between ViewRay and Jastec do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates. Each party shall be solely responsible for compensating all its personnel and for payment of all related FICA, workers’ compensation, unemployment and withholding taxes. Neither party shall provide the other party’s personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

10.5 Assignment. Neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; provided, that ViewRay may assign this Agreement without the consent of Jastec to an Affiliate or in connection with any merger, acquisition, or sale a majority of its’ voting stock or a sale of substantially all of its’ assets. Any purported assignment in violation of this Section 10.5 shall be null and void.

10.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.7 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) Business Days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one (1) Business Day after it is deposited with such courier), or sent by telefax (such notice sent by telefax

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party.

10.8 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

10.9 Captions. Captions of the Sections and paragraphs of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

10.10 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

10.11 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party.

10.12 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

10.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be accepted as original signatures, orders may be transmitted electronically and any document created pursuant to this Agreement may be maintained in an electronic document storage and retrieval system, a copy of which shall be considered an original.

10.14 Force Majeure. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation created by this Agreement is caused by acts of God, wars (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), revolution, civil commotion, acts of public enemy, labor strikes (other than employees of the affected party), terrorism, embargo or acts of government in its sovereign capacity, or other cause outside the reasonable control of the affected party and without its fault or negligence (collectively, “Force Majeure”), the “affected party” will, after giving prompt notice to the “disadvantaged party,” be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction, or interference (and the disadvantaged party will likewise be excused from performance of its obligations on a day-to-day basis during the same period), provided, however, that the affected party will use its best efforts to avoid or remove the causes of nonperformance and both parties will proceed immediately with the performance of their obligations under this Agreement whenever the causes are removed or cease. If Force Majeure conditions continue for more than sixty (60) consecutive days or an aggregate one hundred twenty (120) days in any 12-month period, then the disadvantaged party may terminate this Agreement in accordance with Section 9.2(c).

10.15 Other Products. During the Term, ViewRay may seek additional development services from Jastec with respect to new or modified versions of the Product embodying improvements and enhancements. If the parties agree to work together to develop such new or modified versions of the Product then they shall do so pursuant to the terms of this Agreement but subject to their entering into a separate Attachment 1 describing the “Program” for the development of such new or modified version(s) of the Product and a separate Attachment 2 covering the pricing for such work for such new or modified version of the Product; such Attachment 1 and Attachment 2 to contain mutually acceptable terms.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives intending it to take effect as an instrument under seal as of the Effective Date.

JAPAN SUPERCONDUCTOR TECHNOLOGY, INC.		VIEWRAY INCORPORATED

By:	/s/ Yoshiro Nishimoto	By:	/s/ Chris Raanes
	Yoshiro Nishimoto, Chief Executive Officer		Chris Raanes, Chief Executive Officer

Notice Address:		Notice Address:
Japan Superconductor Technology, Inc. c/o General Technical Laboratory, Kobe Steel, Ltd. Takatsukadai 1-5-5, Nishi-ku Kobe, Hyogo Japan 651-2271		ViewRay Incorporated 2 Thermo Fisher Way Oakwood Village, OH 44146 United States of America

Attachment 1	Product Specifications; Program
Attachment 2	Pricing
Attachment 3	ATP [to be supplied when approved by the parties]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 1

Product Specifications; Program

Specifications: see attached TECHNICAL SPECIFICATION FOR [***]

Program:

ViewRay requires the development of a Product as specified in the Specifications. The manufacture of the Product is divided into [***] phases as follows:

Phase	Scope and Activities	Deliverable	Schedule
[***]	[***]	[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 2

Pricing

1. Product Pricing

Product Unit No.	Price (USD) per Unit of Product
[***]	[***]

Products shall be invoiced in installments as follows:

(a) For Product units Nos. [***]:

(i) up to [***] percent ([***]%) of the purchase price for the Product shall be invoiced by Jastec on the date the Purchase Order for such Product is accepted by Jastec and shall be due within sixty (60) days of receipt of invoice; provided that in the event and to the extent that third party component suppliers for the Product require a lesser payment percentage at the time Jastec submits a purchase order for such components then the [***]% figure shall be subject to a corresponding reduction so that ViewRay is providing Jastec with the funds necessary to cover the smaller deposit required by the third party component supplier;

(ii) [***] percent ([***]%) of the purchase price for the Product shall be invoiced by Jastec on the date that Jastec notifies ViewRay that it has completed winding of the Product and shall be due within sixty (60) days of receipt of invoice; and

(iii) the balance of the purchase price for the Product shall be invoiced on the date the Product passes the factory acceptance test in accordance with Section 3.7(a) and ViewRay has completed document review for such Product and confirmed that it conforms to the Product Specifications concerning such documentation and shall be due within sixty (60) days of receipt of invoice. ViewRay shall complete such document review within one week following the date the Product passes the factory acceptance test and such documentation has been made available to ViewRay.

(b) For Product units Nos. [***]: (i) [***] percent ([***]%) of the purchase price for the Product shall be invoiced by Jastec on the date that Jastec notifies ViewRay that it has completed winding of the Product and shall be due within sixty (60) days of receipt of invoice;

(ii) [***] percent ([***]%) of the purchase price for the Product shall be invoiced on the date the Product passes the factory acceptance test in accordance with Section 3.7(a) and ViewRay has completed document review for such Product and confirmed that it conforms to the Product Specifications concerning such documentation and shall be due within sixty (60) days of receipt of invoice. ViewRay shall complete such document review within one week following the date the Product passes the factory acceptance test and such documentation has been made available to ViewRay; and

(iii) [***] percent ([***]%) of the purchase price for the Product shall be invoiced by Jastec on the date of shipment of the Product to ViewRay or its designee and shall be due within sixty (60) days of receipt of invoice.

(c) For Product units Nos. 11 and subsequent: (i) [***] percent ([***]%) of the purchase price for the Product shall be invoiced on the date the Product passes the factory acceptance test in accordance with Section 3.7(a) and ViewRay has completed document review for such Product and confirmed that it conforms to the Product Specifications concerning such documentation and shall be due within sixty (60) days of receipt of invoice.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ViewRay shall complete such document review within one week following the date the Product passes the factory acceptance test and such documentation has been made available to ViewRay; and

(ii) [***] percent ([***]%) of the purchase price for the Product shall be invoiced by Jastec on the date of shipment of the Product to ViewRay or its designee and shall be due within sixty (60) days of receipt of invoice.

2.	Spare Parts Pricing

The pricing applicable to Spare Parts shall be established by mutual agreement of the parties within 8 months following the Effective Date.

3.	Installation Charges

A separate installation charge shall apply for Jastec installation support services provided to ViewRay pursuant to Section 3.8(a) of the Agreement. The charge shall be established by mutual agreement of the parties within 8 months following the Effective Date. Installation charges shall be invoiced by Jastec after ViewRay customer sign-off of the site visit report and shall be due within sixty (60) days of receipt of invoice.

4.	Support Services Charges

A separate support services charge shall apply for Jastec Product support services provided to ViewRay pursuant to Section 3.8(b) of the Agreement. The charge shall be established by mutual agreement of the parties within 8 months following the Effective Date. This charge shall not apply to support services rendered during the product warranty period and will only apply to services provided after the warranty period has expired. Support services charges shall be invoiced by Jastec on a monthly basis and shall be due within sixty (60) days of receipt of invoice.

5.	Documentation of Price Adjustments

The parties shall document any price adjustments made pursuant to Section 3.5(e) of the Agreement using a short form amendment to this Attachment 2 that shall update such pricing and be signed by each party in accordance with Section 10.3 of the Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.